LICENSE AGREEMENT

This License Agreement ("Agreement") is hereby entered into this 12th day of November, 2015 ("Effective Date"), between Christie Brinkley, Inc. ("Licensor"), a New York corporation with an address at Gelfand, Rennert and Feldman, LLP, 360 Hamilton Avenue Suite #100, White Plains, NY 10601, and Bellissima Spirits LLC, a Nevada limited liability company with an address c/o 44 Seabro Avenue, Amityville, New York 11701 ("Licensee"). Licensor and Licensee are sometimes collectively called, the "Parties."

BACKGROUND

A. Richard DeCicco ("DeCicco"), through a New York corporation he controls, is a federally licensed importer and wholesaler of wine and premium spirits.

B. Christie Brinkley ("Brinkley) is the owner of Licensor;

C. Licensor is the exclusive owner of all right, title and interest in Brinkley's full and formal name, nickname, alias, signature, image, likeness and the goodwill related to the foregoing ("IP");

D. DeCicco presented to Brinkley a joint opportunity to source and market an organic Prosecco product line utilizing the IP under the brand name "Bellissima" (hereinafter the "Bellissima Brand");

E. Licensee wishes to obtain Brinkley's endorsement (the "Endorsement") and the right to use certain IP, the phrase "by Christie Brinkley" and Brinkley's actual signature along with the "Bellissima" trademark on all organic Prosecco bottles, packaging and labels in connection with the marketing and sale of "Bellissima Brand products worldwide. The Endorsement, the phrase "by Christie Brinkley," Brinkley's signature and the other IP licensed under this Agreement shall be collectively referred to as the licensed property (the "LP") and is set forth in Exhibit A. Licensor has agreed to license the LP to Licensee for use in connection with the Bellissima Brand and to endorse and advertise products sold under the Bellissima Brand, subject to the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Licensor and Licensee hereby agree as follows:

1. **Grant of License.** Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee, during the term of this Agreement the right and license to use the LP, in the form set forth in Exhibit "A," in connection with the sale of organic Prosecco, and associated products as the parties may agree to by mutual written consent, under the Bellissima Brand authorized by Licensor pursuant to Section 7.1 of this Agreement (the "Authorized Products"). If Licensee desires to use any other aspect of the IP and Licensor provides its express written consent, the Parties shall amend Exhibit A to reflect the additional LP. If Licensee wishes to expand the Bellissima Brand beyond organic Prosecco to other products and use the LP in connection with those products, it must obtain Licensor's prior written approval pursuant to Section 7.1 of this Agreement.

1.1 Other IP. Licensee acknowledges that except for Licensee's right to use the LP, this Agreement conveys no other right or license to use any other of Brinkley's intellectual property.

1.2 Restrictions on Licensee and Third Parties. During the Term (defined in Section 3), all organic Prosecco or other spirits sold by Licensee shall be sold under the Bellissima Brand and endorsed solely by Brinkley and shall be subject to her prior written approval.

1.3 Reservation of Rights. The Parties agree that Licensor's grant of the LP, including, without limitation, the Endorsement and Brinkley's signature, are non-exclusive. During the Term, Licensee expressly understands and agrees that Licensor has the right, in Licensor's sole discretion, (1) to accept paid endorsements to use the IP in connection with any product or service whatsoever, except the Authorized Products, (2) to invest in, consult with, render services to, or use the IP in connection with any business venture whatsoever, except the Authorized Products, even if competitive with the products sold under the Bellissima Brand, or (3) to engage, directly or indirectly, at wholesale, retail or otherwise, in the production, distribution, license and sale of any product, except the Authorized Products, including, without limitation, beer, soda and spirits other than organic Prosecco, using the IP. In no event shall the IP or any portion thereof be used to advertise, market or promote any product or service other than the Authorized Products.

1.4 Other Licenses. Licensee acknowledges that Licensor has licensed certain IP in connection with other business ventures, and that such licenses, and future licenses thereof (other than Authorized Products) are permitted under this Agreement.

2. **Personal Appearances.** Brinkley agrees to promote the Authorized Products and to reasonably cooperate in Licensee's efforts to promote the Authorized Products. Brinkley is not required to make any personal appearances ("Appearance" or "Appearances") at promotional events including, without limitation, industry conventions, promotional signings and similar corporate events, to endorse the Authorized Products. Subject to Licensee providing advance

notice to determine Brinkley's availability and Licensee booking first class airfare, first class accommodations and first class transportation for Brinkley and one guest, Brinkley will consider requests to attend Appearances within the United States, without any obligation to actually attend such Appearances. Licensee shall also pay for all expenses incurred by Licensor incidental to the Appearance including the costs of hair, makeup and fashion stylists in connection therewith.

3. **Term**. Subject to the termination provisions set forth in Section 12 below, this Agreement shall commence on the Effective Date and will continue for an initial term of five (5) years, with an option to renew for an additional five years by Licensee if Licensee is selling an average of twenty-thousand (20,000) cases of Authorized Products per month during the fifth year of the initial term (the "Term").

4. **Reserved.**

5. **Initial Fee, Royalty Fees and Payment.**

5.1 Initial Fee. Licensor acknowledges that there is no initial cash fee, however, Brinkley is granted an option to purchase one percent (1%) of the outstanding shares of common stock on a fully diluted basis in Iconic Brands, Inc. for an exercise price of one-tenth of one penny ($0.001) per share, expiring twenty four (24) months from the Effective Date ("Initial Fee"). Calculation of the amount of outstanding shares of common stock shall be made as of the date of Licensor's exercise of the option. Any shares issued to Licensor pursuant to the exercise of the option shall be restricted common stock.

5.2 Expense Reimbursement. In the event that Brinkley books her own airfare, accommodations and/or transportation (which she is not obligated to do), or Brinkley incurs expenses in connection with any Appearance made pursuant to Section 2 of this Agreement, Licensee shall reimburse Licensor for all reasonable pre-approved expenses incurred by Brinkley and one guest, including, without limitation, out of pocket expenses for first class airfare, first class accommodations, first class transportation, meals, cost of hair, makeup and fashion stylists and any other incidental expenses within 14 days of Licensor's submission of a reimbursement request to Licensee.

5.3 Royalty Fee. Licensee shall pay Licensor a fee equal to ten percent (10%) of the monthly gross sales (the "Royalty Fee"), including any barter or trade at retail, without setoff for any discounts offered for advance payment. Gross sales include all revenues generated during the preceding month with respect to: (1) all Authorized Products; and (2) all products packaged, marketed or sold under the Bellissima Brand ("Gross Sales"). The Royalty Fee shall be paid on or before the 20th day of each month for the preceding month. On the 20th day of each month Licensee must also submit a certified Gross Sales Report as set forth in Section 10.2.

5.4. No Set-Off, Abatement or Deductions. Licensee is responsible for making all payments when due, without the necessity of any demand therefor, and without any set-off, abatement or deduction.

5.5 Manner of Payment. All amounts payable pursuant to this Agreement, including, without limitation, any Royalty Fee or reimbursement, will be computed and paid in U.S. Dollars by wire transfer to Licensor pursuant to wire instructions provided to Licensee. Licensee agrees to be responsible for the payment of all bank charges, service charges and/or administrative charges associated with each wire transfer, including reimbursing Licensor for any such charges incurred by Licensor.

6. **Licensee's Acknowledgements.**

6.1. Brinkley's Reputation. Licensee agrees and acknowledges that Brinkley is a person of standing in her profession and that her career might or would be adversely affected if the LP were presented to the public in a questionable, disreputable or unflattering manner. Licensee must use its best efforts to ensure that the Bellissima Brand is marketed, and Licensee's business is operated, in a manner that will not cause the LP to be brought into disrepute or public embarrassment.

6.2 LP Goodwill. Licensee acknowledges the validity of the LP and the complete ownership by Licensor of all right, title and interest in the LP, and Licensee agrees and acknowledges that any and all rights and goodwill arising from use of Brinkley's name and likeness by Licensee shall inure exclusively to the benefit of Licensor, and that Brinkley's name and likeness has secondary meaning in the mind of the public. Any trade name, domain name or other title or name containing any portion of the name "Christie Brinkley" shall be owned by Licensor and licensed to Licensee without charge, except as set forth herein, solely for the duration of this agreement.

6.3 Necessary Provisions. Licensee agrees that Sections 6, 7 and 9.2 of this Agreement are necessary to protect Brinkley's and Licensor's reputation and goodwill and to maintain the standards of operation in connection with the LP.

7. **Licensee's Rights and Obligations.**

7.1 Authorized Products. Licensor hereby authorizes Licensee to use the LP in connection with Authorized Products which conform to the Licensor approved samples as set forth in Exhibit "B", and other products as the parties may agree to by mutual written consent ("Authorized Products"). Licensee may not change the formulation from the approved sample without Licensor's prior written authorization. If Licensee seeks to use the LP in connection with a new product, it must provide Licensor with at least three samples of the proposed product. Within 10 days of receiving the samples, Licensor will notify Licensee whether it will consent to the use of the LP in connection with such new product or whether it requires additional time to

consider the proposed product samples. Failure to respond shall constitute disapproval. A copy of the request for approval along with samples of the proposed product shall be delivered to Brian Dubin, Licensor's agent at: 11 East 86th Street, 9th Floor, New York, NY 10028. If Licensor consents to the proposed product, the Parties shall amend Exhibit B to reflect the additional Authorized Product. All such approvals and authorizations shall be at the sole discretion of Licensor. The Parties agree that the addition of Authorized Products shall not change Brinkley's obligations in connection with Appearances under Section 2 of this Agreement.

7.2 Supplier. Licensee may obtain Authorized Products from La Jara Estate, located in Veneto, Italy (the "Approved Supplier") in conformity with the approved samples. If Licensee wishes to change the Approved Supplier it must obtain Licensor's prior written consent. In addition to providing Licensor with three samples of the Authorized Products to be manufactured by the supplier, Licensee agrees to complete a thorough due diligence investigation on the supplier and provide the results of such investigation to Licensor. Licensee shall ensure that supplier's business, employment, manufacturing, storage and shipment practices are lawful and commercially reasonable and that the supplier maintains commercially reasonable general liability insurance, products and completed operations liability insurance, UCC insurance and defective products insurance on which Licensor and Brinkley shall be added as insured parties. In the event that Licensee fails to complete a due diligence investigation or its investigation is deemed inadequate by Licensor, in Licensor's sole discretion, Licensor may conduct its own due diligence investigation and Licensee shall reimburse Licensor for the cost of such investigation.

7.3 Licensee Forecasts. Licensee shall deliver to Licensor written non-binding annual and monthly purchase and sales forecasts for each calendar year that this Agreement is in force and effect. Licensee shall submit an annual forecast by December 1st in the calendar year preceding the forecast year, and shall provide monthly forecasts, including Authorized Products case volume estimates, marketing and sales efforts and new distributor or channels of distribution, which shall be updated on a quarterly basis. Licensee will use commercially reasonable efforts to anticipate increased volume requirements, and communicate said requirements to the Approved Supplier on a timely basis.

7.4 Promotional, Marketing and Fundraising Materials. Prior to using Brinkley's name and likeness at any time in connection with any promotional or marketing materials, Licensee shall obtain the prior written approval of Licensor. If Licensor does not object to the use within 10 days of receipt of the approval request, the use shall be deemed disapproved. Copies of all requests for approval shall be sent to Brian Dubin. Any such usage by Licensee featuring Brinkley's name and likeness shall be and remain the property of Licensor; however, Licensee shall have the right to use the promotional, marketing and/or fundraising materials solely in connection with the sale of the Authorized Products and only during the Term, unless the Endorsement is terminated pursuant to Section 12. In the event that the Endorsement is terminated, Licensee must comply with Section 13.

All cost of developing or modifying artwork involving Brinkley's name and likeness, shall be the responsibility of Licensee. All artwork and designs involving Brinkley's name and likeness or any reproduction of the same, shall, notwithstanding their invention or use by Licensee, shall be and remain the property of Licensor and licensed under this Agreement.

7.5 Product Sales. Licensee may not dump or abandon inventory, or sell inventory at a substantial discount, unless approved by Licensor and such inventory is not of saleable quality.

7.6 Customer Service. Licensee must provide commercially reasonable, prompt, courteous and responsive customer service for all Authorized Products, and provide a reasonable replacement or refund in connection with customer complaints.

7.7 Compliance with Applicable Laws. Licensee shall comply with all applicable international, federal, state and local laws, ordinances and regulations regarding the operation of Licensee's business, including, without limitation, all international and government regulations relating to occupational hazards and health, manufacturing and distributing alcoholic beverages, product safety standards, consumer protection, trade regulation, workers' compensation, unemployment insurance, withholding and payment of Federal and State income taxes and social security taxes and sales, use and property taxes, taxes, tariffs or fees imposed by any county in which Licensee conducts business and the applicable provisions of the Americans with Disabilities Act ("ADA"), or any similar international or country law, regarding the construction, design and operation of any business locations maintained or utilized by Licensee, which if not complied with, could materially and adversely affect the Bellissima Brand or the reputation of Licensor or Brinkley.

7.8 Recall by Governmental Agency or Supplier. If any governmental agency or the Approved Supplier determines that any Authorized Products (1) are not fit for human consumption, are contaminated, (2) constitute a human health hazard, (3) are otherwise not saleable, or (4) otherwise recommends their recall, Licensee shall immediately issue a recall, replace the Authorized Products, issue a credit to consumers and take all steps to make consumers whole.

7.9 Pending Actions. Licensee shall notify Licensor, in writing, within five days of the commencement of any action, suit or proceeding and the issuance of any order, suit or proceeding of any court, agency or other government instrumentality, including the receipt of any notice or citation, which may adversely affect the operation or financial condition of Licensee or the Bellissima Brand.

7.10 Supplying Products to Licensor. Licensee shall provide Brinkley with Authorized Products for promotional purposes at no cost upon the reasonable request of Licensor.

8. **Licensor's Rights and Obligations.**

8.1 Right to Inspect. Licensor shall have the right to review, upon reasonable notice, the operation of Licensee in order to ensure the high quality standards of the Authorized Products. If Licensee fails to take corrective or remedial action after written notice by Licensor of any violations and a reasonable time to take such actions, and such violations remain uncured after a 10-day cure period (or a 5-day cure period if there are exigent circumstances), Licensor shall have the right, but not the obligation, to take such actions as Licensor may reasonably believe necessary to protect the LP, either in its own name or in the name of the Licensee and be reimbursed by Licensee.

8.2 Right to Test Products. Licensor reserves the right to require Licensee to submit a representative sample of the Authorized Products for testing at an outside testing service of Licensor's choosing. Licensee shall pay, or reimburse Licensor, for all reasonable costs associated with any laboratory testing outside testing service.

9. **Representations and Warranties.**

9.1 Licensor represents and warrants that:

9.1.1 Right to Enter into this Agreement. Licensor has the right to enter into this Agreement and that Licensor is free to grant the rights granted herein;

9.1.2 No Breach of Other Agreements. The execution and performance of Licensor's obligations under this Agreement does not breach or cause a breach under any other agreement to which Licensor is a party.

9.2 Licensee represents and warrants that:

9.2.1 Right to Enter into this Agreement. Licensee has the right to enter into this Agreement and Licensee is free to grant the rights granted herein;

9.2.2 Ownership of the Bellissima Brand. Licensee owns all right, title and interest in the Bellissima Brand, including, without limitation the trademark application and right to use the "Bellissima" trademark, and the Authorized Products sold under the Bellissima Brand; *provided however*, that Licensee shall not pledge, hypothecate or otherwise voluntarily consent to the placement of any lien or attachment against the Bellissima Brand, the trade name or trademark without the prior written consent of the Licensor.

9.2.3 Activity Conducted Through Licensee. All activity concerning the Authorized Products shall be conducted by and through Licensee;

9.2.4 No Breach of Other Agreements. The execution and performance of Licensee's obligations under this Agreement do not breach or cause a breach under any other agreement to which Licensee is a party;

9.2.5 Use of LP with Another Business. Licensee will not make, or authorize, any use, direct or indirect, of the LP in connection with any other business nor use the LP to advertise, promote or market and product or service other than the Authorized Products;

9.2.6 Obligations and Debts. Licensee will not incur any obligation or indebtedness on Licensor's behalf, and any services to be performed or participation required by Licensor shall be approved by Licensor;

9.2.7 Notification of Unauthorized Use of LP. Licensee will promptly notify Licensor if it becomes aware of any suspected unauthorized use of the LP, any challenge to the validity of the LP, or any challenge to Licensor's ownership of, Licensor's right to use and to license others to use, or Licensee's right to use, the LP;

9.2.8 Commercially Reasonable Efforts. Licensee will use commercially reasonable efforts to: (1) promote and maximize demand for the Authorized Products; (2) maintain sufficient inventory of the Authorized Products; and (3) to use commercially reasonable distribution channels to meet consumer demand;

9.2.9 Advertising. All of Licensee's advertising and promotion shall be completely factual and shall conform to the highest standards of ethical advertising. Licensee agrees to refrain from any business or advertising practice which may reasonably be injurious to the Bellissima Brand, the LP or the reputation of Licensor or Brinkley;

9.2.10 Testing and Management of Inventory. Licensee will utilize best practices for testing the Authorized Products so that the Authorized Products conform to the agreed upon sample, to ensure that the Authorized Products are safe for consumption by the public and to properly manage inventory age and storage conditions, maintaining first in, first out ("FIFO") processes in its warehouses, and proactively managing warehouse conditions to avoid excessive heat, light and moisture exposure. Additionally, Licensee agrees to use commercially reasonable efforts to monitor and manage its customers' retail trade inventory to ensure that customers and consumers are provided high quality products for purchase;

9.2.11 Quality of Products. All Authorized Products at the time and place of delivery to the consuming public (1) shall be pure and wholesome, fit for the purpose intended, merchantable, and free from all defects; (2) shall, in all instances, comply with all international, federal, state or local laws and regulations, in all respects, including, without limitation, imports and exports, beverage quality, labeling, identity, quantity, packaging and returnable container or deposit requirements; (3) shall not be adulterated or misbranded within the meaning of those terms under the Federal Food, Drug and Cosmetic Act, as amended, and shall not be an article or articles which may not, under the provisions of said Acts, be introduced into interstate commerce; (4) shall comply with all regulations and requirements of the Alcohol and Tobacco Tax and Trade Bureau, the Bureau of Alcohol, Tobacco, Firearms and Explosives and the Food Safety Modernization Act; (5) shall not be adulterated or misbranded within the meaning of the Federal Insecticide, Fungicide, and Rodenticide Act, the Federal Hazardous Substances Act, or

any applicable state pure foods act or any other applicable international, federal, state, or local law or regulation; shall be organic and shall, in connection therewith comply with applicable rules and regulations relating to the production, storage and sale of such products; and (6) shall comply with all applicable international and country laws; and

9.2.12 Operation of Licensee. Licensee is solely responsible for selecting, retaining and paying Licensee's employees; the payment of all invoices for the purchase of goods for use in connection with the Bellissima Brand and the Authorized Products; and determining whether, and on what terms, to obtain any financing or credit which Licensee deems advisable or necessary for the conduct of the business related to the Bellissima Brand. Licensee agrees to pay all current obligations and liabilities to suppliers, lessors and creditors on a timely basis in accordance with industry standards. Licensee agrees to indemnify Licensor in the event that Licensor is held responsible for debts owed by Licensee or Licensor reasonably elects to pay any of Licensee's obligations in order to preserve the Bellissima Brand. Licensee agrees to make prompt payment of all tariffs, import fees, country, federal, state and local taxes, including individual and corporate taxes, sales and use taxes, franchise taxes, gross receipts taxes, employee withholding taxes, FICA taxes, personal property and real estate taxes arising from Licensee's operation of the Bellissima Brand. Licensee agrees to indemnify Licensor in the event that Licensor is held responsible for these taxes.

10. **Books and Records.**

10.1 Books and Records. Licensee must maintain such books, accounts, records and memoranda disclosing all transactions relating to or involving the operation of the Licensee's business, the sale of Authorized Products and the sale of all products in connection with the LP. Licensor shall have access to examine, inspect and copy all such books, accounts, records, memoranda, computer files and systems to review, inspect and poll such data during regular business hours. Financial records and statements must be kept and maintained in conformity with generally accepted accounting principles or such other accounting method that is acceptable for tax reporting purposes.

10.2 Periodic Reports. Licensee must submit via email to Licensor preliminary weekly sales reports setting forth Gross Sales generated during the previous week. On the 20th day of each month Licensee must submit a monthly signed Gross Sales report with each Royalty Fee setting forth total Gross Sales generated during the previous month, a comparison of the Authorized Products' performance in comparison to other spirits, Licensee's calculation of the Royalty Fee and any other information Licensor may reasonably request ("Gross Sales Report"). Licensor reserves the right to specify the accounting and/or bookkeeping procedures, formats, systems and forms Licensee will use in the operation of the Bellissima Brand and the sale of Authorized Products, provided that such procedures, formats, systems and forms shall be in accordance with industry standards.

10.3 Annual Financial Statement and Tax Return. Within 60 days after the close of each calendar year Licensee must deliver to Licensor annual financial statements, including but

not limited to profit and loss statements, for the preceding year prepared in accordance with generally accepted accounting principles or such other accounting methods that are acceptable for tax reporting purposes. Licensee must furnish to Licensor copies of federal, state and local sales, payroll, income or other tax returns filed in connection with the Licensee's business or the sale of Authorized Products by April 15th following the end of the Licensee's tax year.

10.4 Right to Audit. Licensor shall have the right at any time during Licensee's business hours, and upon 72 hours prior notice to Licensee, and without disrupting Licensee's business activities, to inspect and audit, or cause to be inspected and audited, the Licensee's business, gross sales, bookkeeping and accounting records, sales and income tax records and returns and other records. Licensee agrees to cooperate fully with Licensor, Licensor's representatives and/or independent accountants hired to conduct any such inspection or audit. If Licensor's inspection or audit is made necessary by Licensee's failure to furnish reports, supporting records or other information Licensor requires, or to furnish such items on a timely basis, or if the information is not accurate (i.e., Licensee's Gross Sales are understated by one percent (1%) or more or the Royalty Fee is underpaid by one percent (1%) or more), Licensee agrees to immediately reimburse Licensor for the cost of such inspection or audit, including, without limitation, the charges of attorneys and independent accountants and the travel expenses, room and board and compensation of Licensor's employees and/or representatives. Licensee must also immediately pay Licensor any shortfall in the amounts owed to Licensor, including interest as described in Section 5.6. The foregoing remedies are in addition to Licensor's other remedies and rights under this Agreement and applicable law.

11. **Confidentiality.** The Parties acknowledge that all non-public information relating to the business and operations of Licensor and Licensee which they learn or have learned from the other during or prior to the Term is confidential ("Confidential Information"). The Parties acknowledge the need to preserve the confidentiality and secrecy of such Confidential Information and agree that, both during the Term and after the expiration or transfer of this Agreement, they shall not use or disclose same, and shall take all reasonable steps to preserve in all respects such confidentiality and secrecy. The provisions of this section shall not apply with respect to: (1) any information that is generally available to the public other than as a result of disclosure in violation of this Agreement; (2) any information that is known to a Party prior to disclosure by the other Party or independently developed by a Party; (3) any otherwise Confidential Information that is disclosed to a Party by a third party absent a separate agreement restricting such disclosure; or (4) information that is required to be disclosed by judicial or administrative order or required to be disclosed to enforce the terms and conditions of this Agreement. The provisions of this Section 11 shall survive the expiration or transfer of this Agreement.

12. **Default and Termination of the Endorsement.**

12.1 With Notice and Without Opportunity to Cure. Licensor has the right to terminate the Endorsement upon written notice without providing Licensee an opportunity to cure for any of the following breaches or defaults:

12.1.1 Initiation of Distribution. If Licensee fails to begin distribution of the Authorized Products within six (6) months of obtaining label approval from the Alcohol and Tobacco Tax and Trade Bureau, a division of the U.S. Treasury Department ("TTB").

12.1.2 Voluntary Bankruptcy. If Licensee makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, are adjudicated bankrupt or insolvent, file or acquiesce in the filing of a petition seeking reorganization or arrangement under any federal or state bankruptcy or insolvency law, or consent to or acquiesce in the appointment of a trustee or receiver for Licensee or the Bellissima Brand.

12.1.3 Involuntary Bankruptcy. If proceedings are commenced to have Licensee adjudicated bankrupt or to seek Licensee's reorganization under any state or federal bankruptcy or insolvency law, and such proceedings are not dismissed within 60 days, or a trustee or receiver is appointed for Licensee or the Bellissima Brand without Licensee's consent, and the appointment is not vacated within 60 days.

12.1.4 Liens. If a levy of writ of attachment or execution or any other lien is placed against Licensee or any of its assets, other than mechanics liens and liens for under $250,000 in the aggregate, which is not released or bonded within 60 days after attachment.

12.1.5 Unauthorized Transfer. Licensee purports to sell, transfer or otherwise dispose of Licensee or any interest in the Bellissima Brand in violation of this Agreement.

12.1.6 Insurance. Licensee fails to maintain insurance or otherwise fails to adhere to the requirements of Section 16 of this Agreement.

12.2 Upon 15 Days' Notice to Cure. Licensor has the right to terminate the Endorsement if any of the following defaults remains uncured after expiration of the 15-day cure period:

12.2.1 Failure to Defend or Indemnify. If Licensee fails to defend or indemnify Licensor and/or Brinkley against any third-party claim, suit, or demand arising out of the operation of the Bellissima Brand and/or Licensee's use of the LP and/or Licensee's use of Brinkley's name and likeness.

12.2.2 Insolvency. If Licensee becomes insolvent.

12.2.3 Abandonment. If Licensee fails within the first eighteen months following the Effective Date to sell at least ten thousand (10,000) cases in aggregate of Authorized Products ("Year One"); or fails to sell within the subsequent twelve (12) month period following Year One at least fifteen thousand (15,000) cases in aggregate of Authorized Products ("Year Two"); or fails to sell within any subsequent twelve (12) month period following Year Two at least twenty thousand (20,000) cases in aggregate of Authorized Products ("Yearly Minimum").

12.2.4 Under-reporting of Gross Sales. If any audit reveals that Licensee has understated Licensee's Gross Sales by more than 5%.

12.2.5 Non-Payment or Failure to Report. If Licensee fails to pay as and when due any sums owed to Licensor or fails to submit timely Gross Sales Reports.

12.2.6 Violation of Law. If Licensee violates any law, including, without limitation, any health, safety or sanitation law, ordinance or regulation or operates the Bellissima Brand in a manner that presents a health or safety hazard to customers, or the general public, and such violation is not cured upon the subsequent inspection.

12.3 Upon 30 Days' Notice to Cure. Licensor has the right to terminate the Endorsement if any of the following defaults remains uncured after expiration of the 30-day cure period:

12.3.1 Misuse of the LP. If Licensee or Licensee's principals fail to obtain Licensor's consent to use, or materially violate, any provision hereof pertaining to the use of the LP.

12.3.2 Government Regulations. Licensee is notified of non-compliance and fails to comply with any law or regulation applicable to the Licensee, the Bellissima Brand or the LP within 15 days or government action is taken against Licensee that results in any obligation upon Licensor which Licensor reasonably determines is uneconomical, not in the best interests of Licensor, or would result in Licensor having an unintended relationship or obligation.

12.3.3 Failure to Perform or Comply. If Licensee fails to perform or comply with any one or more of the other terms or conditions of this Agreement or any other agreement(s) between the Parties.

13. **Rights and Duties upon Termination, Expiration or Transfer**. Upon termination of the Endorsement or expiration or transfer of this Agreement, regardless of the cause, Licensee must, at Licensee's cost and expense:

13.1 Cease Use of the LP. Immediately cease the use of the LP, subject to the Sell-Off Period set forth in Section 14, if applicable;

13.2 Destroy Items Containing the LP. Destroy all items, products, packaging, bags, artwork, photographs and any other items containing the LP within 30 days of termination of the Endorsement or expiration of this Agreement and provide Licensor with a certification that the foregoing has been destroyed, subject to the Sell-Off Period set forth in Section 14, if applicable;

13.3 Pay Unpaid Fees. Immediately pay Licensor all unpaid fees and other monies owed under this Agreement;

13.4 Continued Payment. Continue to pay Licensor the Royalty Fee due under this Agreement for so long as Licensee or any third party authorized by Licensee, or any entity controlled by DeCicco continues to import, sell, market or distribute products under the Bellissima Brand.

13.5 No Contest of IP. Licensee agrees that after the termination of the Endorsement or the expiration or transfer of this Agreement, Licensee will not directly or indirectly contest or aid in contesting Licensor's ownership of the IP, including, without limitation, Brinkley's name and likeness, or take any action whatsoever to challenge Licensor's claimed rights therein.

14. **Sell-Off Period.** Upon termination of the Endorsement for any reason or the expiration this Agreement, except in the case of Licensor's termination of the Endorsement for failure to comply with the quality of the _ Authorized Products or use of the LP requirements contained herein, all licenses granted to Licensee under this Agreement will terminate, ***provided that,*** on the condition that Licensee conforms with its legal compliance obligation under Section 7.7 above, and is not otherwise in default of Section 5.3 regarding royalty payments to Licensor, then for a period of 120 days following the termination of the Endorsement or the expiration of this Agreement (the "Inventory Sell-Off Period"), Licensee will have the right to sell all unsold Authorized Products bearing any LP that were manufactured prior to Licensor's termination of the Endorsement or expiration of this Agreement, but only to Licensee's regular customers through Licensee's normal distribution channels and in compliance with the terms and conditions of this Agreement and applicable laws. Royalty Fees will continue to accrue on such sales. Thereafter, Licensee must discontinue the sale of any Authorized Products bearing any LP. If Licensee fails to comply with the terms and conditions of this Agreement during the Inventory Sell-Off Period, Licensor may immediately terminate the Inventory Sell-Off Period upon written notice to Licensee and without an opportunity to cure. Upon the termination or expiration of the Inventory Sell-Off Period, any accrued and unpaid Royalty Fees in connection with Authorized Products sold by Licensee during the Inventory Sell-Off Period will become due and payable within 10 days of the end of such Inventory Sell-Off Period. Any Authorized Products containing any LP and remaining after such Inventory Sell-Off Period must be destroyed. Licensee shall not liquidate Authorized Products bearing any LP through discounters or liquidators during the Inventory Sell-Off Period.

15. **Indemnification.**

15.1 Licensee's Indemnification of Licensor. Licensee shall indemnify, protect, defend and hold harmless Licensor, its members, managers, employees, agents, heirs, estate, successors and assigns, and Brinkley against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party (including any governmental authority) arising from or relating to: (1) the import, sale, marketing or distribution of Authorized Products, alone or in connection with other products

and/or (2) any third-party claim, suit, or demand arising out of Licensee's use of the LP or any unauthorized use of the IP.

15.2 Licensor's Indemnification of Licensee. Licensor shall indemnify, protect, defend and hold harmless Licensee and any of its subsidiaries, members, managers, employees, agents and stockholders against any and all claims, losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) which it or they may suffer or incur in connection with any actual or threatened claim, demand, action or other proceeding by any third party (including any governmental authority) arising from or relating to the breach of any material representation or warranty made by Licensor hereunder up to an amount equal to the payments made to it hereunder.

15.3 Procedure. In the event that any party seeking indemnification under this Section 15 (each, an "Indemnified Party") receives notice of a claim as to which indemnification is sought, such party shall reasonably promptly notify the party obligated to provide indemnification to such Indemnified Party (each, an "Indemnifying Party") thereof, except that the failure to so notify shall not exempt the Indemnifying Party from its obligations hereunder, except to the extent that such failure has actually prejudiced the Indemnifying Party's legal position with respect to the claim. Upon receipt of notice, the Indemnifying Party shall advise the Indemnified Party that it has assumed the defense thereof. The Indemnified Party shall have the right to approve the legal counsel retained by the Indemnifying Party and may undertake the defense, at the Indemnifying Party's expense, if the Indemnifying Party fails to undertake the defense in a timely manner. The Indemnifying Party shall not, without the Indemnified Party's written consent, settle or compromise any claim or consent to entry of any judgment.

16. **Insurance**. Licensee agrees to purchase, procure and maintain such insurance covering the sale and distribution of the Authorized Products and, if applicable, other spirits, and the operation of the L:icensee's business. Licensee shall purchase and maintain: (1) general liability insurance in the minimum amount of $1,000,000 per occurrence (including personal and advertising injury and employee benefits liability insurance of $1,000,000), $2,000,000 in the aggregate, and $2,000,000 of products and completed operations liability insurance, UCC insurance and defective products insurance, and an umbrella policy (or excess insurance policy) with a minimum limit of $5,000,000 per occurrence/ aggregate; (2) property insurance as required by Licensee's landlord, which shall include flood and earthquake insurance with a limit of $1,000,000 or such lesser amount in accordance with industry standards, utility service interruption insurance with a limit of $100,000, and ordinance and law insurance in the amount of $250,000, perishable stock insurance on an actual loss basis, business income and extra expense insurance on an actual loss basis, and building, fixture, business personal property and electronic data processing insurance on a replacement cost basis, unless such insurance is provided by Licensee's landlord; (3) in the event Licensee wishes to use a motor vehicle in connection with Licensee's operation of its business , auto insurance for all vehicles used in connection with operating Licensee's business, including Licensee-owned vehicles, and non-Licensee owned vehicles, which will include liability coverage in the minimum amount of $1,000,000 per occurrence/ aggregate, or the minimum required by state regulations, whichever

is greater; and (4) Worker's Compensation, liquor liability and dram shop insurance, and such other insurance as may be required under applicable laws and regulations or reasonably required by Licensor. Licensor and Brinkley shall be named as additional insured on all insurance policies maintained by Licensee on a Primary & Non-Contributory basis. A waiver of subrogation in favor of the Licensor and Brinkley will be included. Licensee shall reimburse Licensor and/or Brinkley for the cost of any umbrella policy maintained by Licensor or Brinkley specifically for protection from third-party liability in connection with this Agreement, which reimbursement shall be capped at $10,000 per year. Upon request by Licensor, Licensee shall provide proof of insurance to an agent designated in writing by Licensor. Licensee shall provide Licensor with written notification of the cancellation of any insurance policy maintained by Licensee within five days of the policy's cancellation.

17. **Assignment or Transfer**.

17.1 Transfer. Subject to the prior written consent of Licensor, not to be unreasonably withheld, Licensee shall have the right to assign this Agreement by notifying Licensor in writing of any transfer or assignment of its rights under this Agreement or of the Bellissima Brand ("Transfer") at least 30 days prior to the effective date of any such Transfer. In connection with any Transfer, Licensee shall provide the following:

17.1.1 Investigation. Licensee shall provide Licensor will sufficient information about the proposed transferee for Licensor to be able to make a good faith determination that the proposed transferee is of good moral character, with sufficient business experience, aptitude and financial resources to faithfully perform Licensee's obligations under this Agreement;

17.1.2 Compliance with this Agreement. Licensee's payment of all monetary obligations due through the date of transfer and cure of any material defaults under this Agreement or any other agreement between the Parties; and

17.1.3 Assumption Agreement. The transferee's execution of a written assumption agreement, on Licensor's form, whereby the transferee assumes and agrees to faithfully perform all of Licensee's duties and obligations under this Agreement.

17.2 Liquidity Events. In the event of a Transfer under 17.1, corporate merger , change in control of Licensee, sale of substantially all of Licensee's assets (including but not limited to the sale of the Bellissima Brand), or an initial public offering of equity in Licensee, which generates cash or other consideration ("Proceeds") for Licensee or its members during the Term (a "Liquidity Event"), Licensor shall be entitled to fifteen percent (15%) of the net Proceeds generated from such Liquidity Event as if Licensor held a 15% membership interest in Licensee ("Licensor's Payment"). In the case of a Liquidity Event that results in a change in control of Iconic Brands, Inc., then prior to the close of such Liquidity Event, Iconic Brands, Inc. shall engage an independent third-party appraiser to determine what portion of net sale proceeds generated from such Liquidity Event should be apportioned to the value of Licensee's assets and

/or equity ("Apportionment"). Licensor's Payment shall be fifteen percent (15%) of such Apportionment.

18. **Miscellaneous**.

18.1 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be given by hand delivery, by courier service (such as Federal Express or by other messenger) or by deposit in the United States mail, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

If to Licensor:

Christie Brinkley, Inc. at the address set forth on page one of this agreement.

With a copy by e-mail to:

Levine Plotkin & Menin, LLP
888 7th Avenue
New York, NY 10106
Attn: Loren Plotkin, Esq.

If to Licensee:

Bellissima Spirits LLC
c/o 44 Seabro Avenue
Amityville, New York 11701

With a copy by e-mail to:

or to such other address as either Party furnishes to the other in writing in accordance with this Section. Notices and communications shall be effective when delivered to the addressee.

18.2 Guarantee. Iconic Brands, Inc. ("Guarantor") hereby unconditionally guarantees without notice, demand or presentment, the payment of all of Licensee's indemnification of third party claims and obligations under this Agreement and any other agreement between Licensee

and Licensor and/or Licensor's affiliates, as if it were an original party to this Agreement. Guarantor further agrees to be bound by the restrictions upon Licensee's activities upon termination of the Endorsement and transfer or expiration of this Agreement as if it were an original party to this Agreement. Guarantor shall execute a guarantee in the form attached hereto as Exhibit "C". Upon the bankruptcy or other financial impairment of Guarantor, Licensor shall have the right to demand the personal guarantee of a person of equal value

18.3 Entire Agreement. This Agreement constitutes the entire agreement between Licensor and Licensee concerning the subject matter hereof and shall not be subject to change, modification, amendment, or addition without the express written consent of all Parties to this Agreement.

18.4 Dispute Resolution. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in New York City before one arbitrator. The arbitration shall be administered by JAMS pursuant to JAMS' Streamlined Arbitration Rules and Procedures. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, exclusive of conflict or choice of law rules. In any arbitration arising out of or related to this Agreement, the arbitrator(s) shall award to the prevailing party, if any, the costs and attorneys' fees reasonably incurred by the prevailing party in connection with the arbitration.

18.5 Counterparts. This Agreement may be executed in two or more counterparts, and the failure to have the signatures of all Parties in a single Agreement shall not affect the validity or enforceability of any part of this Agreement against any party who executes any counterpart of this Agreement.

SIGNATURES APPEAR ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have duly executed this Agreement on the date first above written.

LICENSOR:

CHRISTIE BRINKLEY, INC.

By: Christie Brinkley
Christie Brinkley

Title: ____________________

LICENSEE:

BELLISSIMA SPIRITS LLC

By: Richard J DeCicco
Richard DeCicco, CEO and President

ICONIC BRANDS, INC.

Type text here

By: Richard J DeCicco
Richard DeCicco, CEO and President

Christie Brinkley hereby joins
in this Agreement for the limited purpose
of acknowledging her obligations under
Sections 2, 5.1 and 11.

Christie Brinkley
Christie Brinkley, Individually

EXHIBIT A

APPROVED USES OF BRINKLEY'S NAME AND LIKENESS

EXHIBIT B

AUTHORIZED PRODUCTS

Brut Prosecco

Pink Prosecco

EXHIBIT C

GUARANTEE

Iconic Brands, Inc. ("Guarantor") hereby represents to Licensor that in consideration of the license granted by Licensor to Bellissima Spirits LLC ("Licensee") to use Brinkley's endorsement, signature and other intellectual property in connection with the Authorized Products as provided in the foregoing License Agreement, Guarantor hereby agrees to guarantee and act as surety for Licensee's obligations under Sections 9.2.,12 and 15 of the License Agreement, and to indemnify Licensor and Brinkley against any third party claims, to engage counsel and vigorously defend any action or claim naming Licensor and/or Brinkley, to reimburse defense costs incurred by Licensor and/or Brinkley and to otherwise resolve all claims without contribution from, or expense to, Licensor or Brinkley if: (1) the claim is not covered by Licensee's insurance policies after timely tendering notice of each claim; and (2) Licensee fails to indemnify Licensor and/or Brinkley by defending and/or peacefully resolving any claim made by a third party against Licensor and/or Brinkley. Guarantor hereby promises that Licensee will maintain insurance in full force and effect as required by the License Agreement and name Licensor and Brinkley as additional insured on each insurance policy.

It is further understood and agreed that the provisions, covenants and conditions of this Guarantee will inure to the benefit of Licensor's and Brinkley's successors and assigns.

ICONIC BRANDS, INC.

Richard J DeCicco

By: Richard J DeCicco

Title: CEO

Date: ________________